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                                                                     EXHIBIT 3.1


                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                        ENCORE ACQUISITION PARTNERS, INC.

         Encore Acquisition Partners, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

         1. The name of the corporation is Encore Acquisition Partners, Inc. Encore Acquisition Partners, Inc. was originally incorporated under the name Pentacle Petroleum, Inc., and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on April 22, 1998.

         2. This Amended and Restated Certificate of Incorporation has been duly adopted by the stockholders of the corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and restates and integrates and further amends the provisions of the Certificate of Incorporation of the corporation, including the amendment thereto filed with the Secretary of State of the State of Delaware on May 1, 1998.

         3. The text of the Amended and Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

         FIRST: The name of the corporation is ENCORE ACQUISITION PARTNERS, INC. (the "Corporation").

         SECOND: The address of its registered office is the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD: The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 376,000 shares, consisting solely of (i) 375,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), consisting of 75,000 shares of Class A Common Stock (the "Class A Common Stock") and 300,000 shares of Class B Common Stock (the "Class B Common Stock"), and (ii) 1,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock").

         The following is a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the classes of stock of the Corporation:

         (a) Common Stock. Except as otherwise provided herein or as otherwise required by applicable law, all shares of Common Stock shall be identical in all respects and shall entitle the



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holders thereof to the same rights and privileges and shall be subject to the same qualifications, limitations and restrictions.

         (i) Distributions. After the requirements with respect to preferential dividends on Preferred Stock, if any, shall have been met and after the Corporation shall have complied with all the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts and subject further to any other conditions which may be fixed in accordance with the provisions of this Certificate of Incorporation, then, but not otherwise, the holders of Class A Common Stock and Class B Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, Distributions in the following priority:

                  (A) The holders of the Class B Common Stock shall be entitled to receive, as a class, all Distributions, ratably based upon the aggregate Unpaid Yield of the shares of Class B Common Stock held by each such holder, until the holders of Class B Common Stock receive, as a class, Distributions equal to the aggregate Unpaid Yield on all outstanding shares of Class B Common Stock. All Distributions made pursuant to this Article FOURTH paragraph (a)(i)(A) to holders of Class B Common Stock shall constitute a payment of Yield on Class B Common Stock.

                  (B) After the Distributions described in Article FOURTH paragraph (a)(i)(A) above have been made, the holders of Class B Common Stock shall be entitled to receive, as a class, all Distributions, ratably based upon the aggregate Unreturned Original Cost of the shares of Class B Common Stock held by each such holder, until the holders of Class B Common Stock receive, as a class, Distributions equal to the aggregate Unreturned Original Cost of all outstanding shares of Class B Common Stock. All Distributions made pursuant to this Article FOURTH paragraph (a)(i)(B) to holders of Class B Common Stock shall constitute a return of Original Cost of Class B Common Stock.

                  (C) After the Distributions described in this Article FOURTH paragraphs (a)(i)(A) and (a)(i)(B) above have been made, the holders of Common Stock shall be entitled to receive all Distributions, ratably based upon the number of outstanding shares of Common Stock held by each such holder.

         (ii) Conditions Precedent. No Distribution shall be paid to the holders of Class B Common Stock pursuant to Article FOURTH paragraph (a)(i)(A) or (a)(i)(B) above in any form of consideration other than cash unless the holders of 75% of the Class B Common Stock outstanding at the time of the Distribution approve such Distribution (including the valuation of the consideration being distributed thereby), and no Distribution shall be paid to said holder of Common Stock pursuant to Article FOURTH paragraph (a)(i)(C) above until the holders of Class B Common Stock have received (either in cash or other consideration, the form and value of which shall have been approved as provided above) all Distributions to which they are entitled pursuant to Article FOURTH paragraphs (a)(i)(A) and (a)(i)(B) above.



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         (iii) Liquidation. In the event of any voluntary or involuntary
         Liquidation of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to share in the remaining net assets of the Corporation in the manner described in Article FOURTH Section (a)(i) above.

         (iv) Notice. Written notice of any Distribution, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than fifteen days prior to any payment date stated therein, to the holders of record of the shares of Common Stock at their respective addresses as the same shall appear in the records of the Corporation.

         (v) Subdivisions and Recombinations. The Corporation shall not in any manner subdivide (by stock split, stock dividend or otherwise), or combine (by reverse stock split or otherwise) the outstanding Common Stock of any class unless the outstanding Common Stock of all other classes outstanding shall be proportionately subdivided or combined. All such subdivisions and combinations shall be payable only is Class A Common Stock to the holders of Class A Common Stock and in Class B Common Stock to the holders of Class B Common Stock. In no event shall a stock split or stock dividend constitute a payment of Yield or a return of Original Cost.

         (vi) Reorganizations. In the event of any capital reorganization of the Corporation, any reclassification of the stock of the Corporation (other than a change in par value, or from no par value to par value, or from par value to no par value, or as a result of a stock dividend or subdivision, split-up or combination of shares), or any consolidation or merger of the Corporation, of the share of Class B Common Stock (and/or the number of shares and/or such shares' Unreturned Original Cost and Unpaid Yield) shall after such reorganization, reclassification, consolidation, or merger be adjusted or converted into the kind and number of shares of stock or other securities or property of the Corporation or of the Corporation resulting from such consolidation or surviving such that, each holder's shares of Class B Common Stock retain such value, voting power, preferences and relative rights as it had or was entitled to prior to such reorganization, reclassification, consolidation or merger. The provisions of this clause shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers.

         (vii) If any event occurs of the type contemplated by the provisions of this Article FOURTH paragraph (a)(iv) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation's Board of Directors shall make an appropriate increase or decrease in the number of shares of Class B Common Stock (and a reduction or increase in such shares' Unreturned Original Cost and Unpaid Yield) so as to protect the rights of the holders of the Class B Common Stock.



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         (viii) Voting.

                  (A) Except as may otherwise be required by law, this Certificate of Incorporation, the Bylaws, the Stock Purchase Agreement or the Stockholders' Agreement, the holders of Class A Common Stock and the holders of Class B Common Stock shall vote together as a single class on all matters to be voted on by the Corporation's stockholders. Each holder of Class A Common Stock and Class B Common Stock shall be entitled to one (1) vote (or a fraction thereof) for each share (or fraction thereof) of Class A Common Stock and Class B Common Stock owned by such holder.

         (ix) Certain Covenants and Restrictions. So long as any shares of Class B Common Stock are outstanding, the Corporation shall not, without the affirmative consent or approval of the holders of 75% of the Class B Common Stock:

                  (A) in any manner authorize, create, designate, issue or sell any class or series of capital stock of the Corporation (including any shares of treasury stock) or rights, options, warrants or other securities convertible into or exercisable or exchangeable for capital stock or any debt security which by its terms is convertible into or exchangeable for any equity security or has any other equity participation feature or any security that is a combination of debt and equity, which, in each case as to the equity or convertible component thereof, as to the payment of dividends, distribution of assets or redemptions, including, without limitation, distributions to be made upon the liquidation, dissolution or winding up of the Corporation or a merger, consolidation or sale of the assets thereof, is senior to or pari passu with the Class B Common Stock;

                  (B) reclassify any securities of the Corporation into shares of any class or series of capital stack of the Corporation (1) ranking, either as to payment of dividends, distributions of assets or redemptions, including, without limitation, distributions to be made upon the liquidation, dissolution or winding up of the Corporation or a merger, consolidation or sale of the assets thereof, senior to or pari passu with the Class B Common Stock or (2) which in any manner adversely affects the rights of the holders of Class B Common Stock in their capacity as such;

                  (C) in any manner authorize, issue or sell any shares of Common Stock other than as contemplated by the Stock Purchase Agreement;

                  (D) reclassify, cancel or in any manner alter or change the terms of the Class B Common Stock;

                  (E) amend, repeal or modify any provision of this Certificate of Incorporation or Bylaws that adversely affects the rights of the Class B Common Stock;

                  (F) fail to comply with any of the covenants of the Corporation as set forth in the Stock Purchase Agreement;



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                  (G) in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the outstanding Common Stock; or

                  (H) make any Distributions on any capital stock.

         (x) Definitions. In addition to the definitions set forth elsewhere herein, the following terms shall have the meanings indicated:

         "Business day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in Fort Worth, Texas are authorized or obligated by law or executive order to close.

         "Distributions" means all distributions (including, without limitation, payment of yield) made by the Corporation to holders of Common Stock, whether in cash, property or Securities of the Corporation and whether by dividend, liquidating distribution or otherwise; provided that none of the following events shall be considered a Distribution: (i) any redemption or repurchase by the Corporation of Common Stock held by a present or former employee of the Corporation or any of its subsidiaries pursuant to a stockholders' agreement, stock repurchase agreement, stock option agreement, management agreement or other repurchase agreement, arrangement, option or obligation approved by the board of directors of the Corporation or (ii) any recapitalization, subdivision (including stock dividend and stock splits) or combination (including reverse stock splits) of Common Stock.

         "Liquidation Preference" means, with respect to any share of Class B Common Stock, as of any particular date, the sum of its Unpaid Yield and Unreturned Original Cost.

         "Original Cost" means, with respect to any share of Class B Common Stock, as of any particular date, the amount originally paid for such share when it was issued plus all additional amounts contributed with respect to such share pursuant to any valid capital call on such share made pursuant to Article III of the Stock Purchase Agreement among the Corporation and its stockholders dated as of August 18, 1998 (the "Stock Purchase Agreement").

         "Securities" shall mean all shares of capital stock of the Corporation, all securities convertible into or exchangeable for shares of capital stock of the Corporation and all options, warrants and other rights to purchase or otherwise acquire from the Corporation shares of such capital stock.

         "Stockholders' Agreement" shall mean that stockholders' agreement among the Corporation and its stockholders dated as of August 18, 1998, as such Stockholders' Agreement may be amended from time to time.

         "Unpaid Yield" means, as of any time of determination with respect to any share of Class B Common Stock, an amount equal to the excess, if any, of (i) the aggregate Yield accrued and accumulated on such share as of such time over
(ii) the aggregate amount of Distributions made by the Corporation prior to such time that constitute payment of Yield on such share pursuant to Article FOURTH paragraph (e)(i)(A), above.



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         "Unreturned Original Cost" means, as of any time of determination with respect to any share of Class B Common Stock, an amount equal to the excess, if any, of (i) the Original Cost of such share over (ii) the aggregate amount of Distributions made by the Corporation prior to such time that constitute a return of Original Cost of such share pursuant to Article FOURTH paragraph
(a)(i)(B), above.

         "Yield" shall mean, with respect to each share of Class B Common Stock, the amount accruing cumulatively on a daily basis on the, Unreturned Original Cost on such share at a rate of 7% per annum, which amount shall be calculated on a compounding basis with compounding occurring on the last Business Day of July of each year.

         (b) Preferred Stock.

         Shares of Preferred Stock may be issued from time to time in one or more series as from time to time may be determined by the Board of Directors of the Corporation. Each series shall be distinctly designated. The Board of Directors of the Corporation is hereby expressly granted authority to fix, by resolution or resolutions adopted prior to the issuance of any shares of each particular series of Preferred Stock, the designation, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, if any, of such series, including, but without limiting the generality of the foregoing, the following:

         (i) the designation of, and the number of shares of Preferred Stock which shall constitute, the series, which number may by increased (except as otherwise fixed by the Board of Directors, and in any event not above the total number of authorized shares of the class) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors;

         (ii) the rate and times at which (or the method of determination thereof), and the terms and conditions upon which dividends, if any, on shares of the series shall be paid, the nature of any preferences or the relative rights of priority of such dividends to the dividends payable on any other class or classes of stock of the Corporation or on any other series of Preferred Stock, and a statement whether such dividends shall be cumulative;

         (iii) whether shares of the series shall be convertible into or exchangeable for shares of capital stock or other securities or property of the Corporation or of any other corporation or entity, and, if so, the terms and conditions of such conversion or exchange, including any provisions for the adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

         (iv) whether shares of the series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount and type of consideration payable in cash of redemption, which amount may vary under different conditions and at different redemption dates;



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         (v) the rights, if any, of the holders of shares of the series upon voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding-up of the Corporation;

         (vi) whether shares of the series shall have a sinking fund or purchase account for the redemption or purchase of shares of the series, and, if so, the terms, conditions and amount of such sinking fund or purchase account;

         (vii) whether shares of the series shall have voting rights in addition to the voting rights provided by law, which may, without limiting the generality of the foregoing, include (A) the right to more or less than one veto per share on any or all matters voted upon by the Corporation's stockholders and (B) the right to vote, as a series by itself or together with other series of Preferred Stock or together with all series of Preferred Stock as a class or with the Common Stock as a class, upon such matters, under such circumstances and upon such conditions as the Board of Directors may fix, including, without limitation, the right, voting as a series by itself or together with other series of Preferred Stock or together with all series of Preferred Stock as a class, to elect one or more directors of the Corporation in the event there shall have been a default in the payment of dividends on any one or more series of Preferred Stock or under such other circumstances and upon such conditions as the Board of Directors may determine; and

         (viii) any other powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, of shares of that series.

The relative powers, preferences and rights of each series of Preferred Stock in relation to the powers, preferences and rights of each other series of Preferred Stock shall, in each case, be as fixed from time to time by the Board of Directors in the resolution or resolutions adopted pursuant to the authority granted in this subsection (b), and the consent, by class or series vote or otherwise, of the holders of Preferred Stock or such of the series of the Preferred Stock as are from time to time outstanding shall not be required for the issuance by the Corporation of any other series of Preferred Stock, whether the powers, preferences and rights of such other series shall be fixed by the Board of Directors as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them; provided, however, that the Board of Directors may provide in such resolution or resolutions adopted with respect to any series of Preferred Stock that the consent of the holders of a majority (or such greater proportion as shall be therein fixed) of the outstanding shares of such series voting thereon shall be required for the issuance of any or all other series of Preferred Stock.

         FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

         (a) Management. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.



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         (b) Number of Directors. Subject to the rights of the holders of Class
B Common Stock or any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation shall initially be established at one, but thereafter may be changed to any number not less than one nor more than nine as fixed from time to time by or pursuant to the Bylaws of the Corporation. Each director, other than a director who may be elected by the holders of Class B Common Stock or any series of Preferred Stock under specified circumstances, shall hold office until his successor is elected and qualified or until his earlier resignation or removal. Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

         (c) Initial Director. The name and mailing address of the person who is to serve as director until the first annual meeting of the holders of capital stock of the Corporation or until his successor is elected and qualified is I. Jon Brumley, 201 Main Street, Suite 1455, Fort Worth, Texas 76102.

         (d) Bylaws. In furtherance and not is limitation of the powers conferred by law, the Board of Directors is expressly authorized, by unanimous approval, to adopt, alter, amend and repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to adopt, alter, amend and repeal the Bylaws.

         (e) Powers of Directors. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the statutes of Delaware, this Certificate of Incorporation and any Bylaws adopted by the stockholders; provided, however, that no Bylaws thereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

         SIXTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.



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         SEVENTH: (a) Elimination of Certain Liability of Directors. To the
fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of duty as a director. Without limiting the foregoing in any respect, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

         (b) Indemnification and Insurance.

         (i) Right to Indemnification. (A) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation, or serves, in any capacity, any corporation, partnership or other entity is which the Corporation has a partnership or other interest, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonable incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators, and (B) the Corporation shall indemnify and hold harmless in such manner any person designated by the Board of Directors, or any committee thereof, as a person subject to this indemnification provision, and who was or is made a party or is threatened to be made a party to a proceeding by reason of the fact that he, she or a person of whom he or she is the legal representative, is or was serving at the request of the Board of Directors of the Corporation as a director, officer, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise whether such request is made before or after the acts taken or allegedly taken or events occurring or allegedly occurring which give rise to such proceeding; providers however, that except as provided in subsection (b)(ii) of this Section, the Corporation shall indemnify any such person seeking indemnification pursuant to this subsection in connection with a proceeding (or part thereof) initiated by



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         such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred herein shall be a contract right based upon an offer from the Corporation which shall be deemed to have been made to a person subject to subsection (b)(i)(A) on the date hereof and to a person subject to subsection (b)(i)(B) on the date designated by the Board of Directors, shall be deemed to be accepted by such person's service or continued service as a director or officer of the Corporation for any period after the offer is made and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding is advance of its final disposition; provided, however, that if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as the director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees or agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

         (ii) Right of Claimant to Bring Suit. If a claim under Section (b)(i) of this Article is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding is advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such notion that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense of the action or create a presumption that the claimant has not met the applicable standard of conduct.

         (iii) Nonexclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.



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         (iv) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

         (v) Severability. If any subsection of this Section (b) shall be deemed to be invalid or ineffective in any proceedings, the remaining subsections hereof shall not be affected and shall remain in full force and effect

         EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         NINTH: Upon the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Effective Time") and without any action of the holders of the Corporation's outstanding Common Stock:

         (1) Each outstanding share of Series A Common Stack, par value $0.01 per share ("Current Series A Common Stock"), shall be automatically reclassified as and changed and converted into one share of Class A Common Stock ("New Class A Common Stock"), of the Corporation.

         (2) Each outstanding share of Series B Common Stock, par value $0.01 per share ("Current Series B Common Stock"), shall be automatically reclassified as and changed and converted into one share of Class B Common Stock ("New Class B Common Stock"), of the Corporation.

         (3) Each certificate that represents shares of Current Series A Common Stock or Current Series B Common Stock outstanding immediately prior to the Effective Time shall thereafter be deemed to represent the same number of shares of New Class A Common Stock or New Class B Common Stock, as the case may be. Each person who is a holder of record of outstanding shares of Current Series A Common Stock or Current Series B Common Stock at the Effective Time shall thereafter be entitled to surrender to the Corporation a certificate or certificates representing such shares and shall be entitled to receive therefore a certificate or certificates representing the number of shares of New Class A Common Stock or New Class B Common Stock, as the case may be, represented by the surrendered certificate or certificates.

         TENTH: The Corporation elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.



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


         IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed by I. Jon Brumley, its authorized officer, this day of August 17, 1998.


                                    ENCORE ACQUISITION PARTNERS, INC.



                                    By:/s/ I. JON BRUMLEY
                                       ----------------------------------------
                                       I. Jon Brumley
                                       Chairman of the Board and
                                       Chief Executive Officer



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